Exhibit (a)(1)(iv)

OFFER BY

ALLIANCEBERNSTEIN NATIONAL MUNICIPAL INCOME FUND, INC.

TO PURCHASE FOR CASH UP TO 100% OF THE FUND’S OUTSTANDING

SERIES M AUCTION PREFERRED SHARES (01864V203)

SERIES T AUCTION PREFERRED SHARES (01864V302)

SERIES W AUCTION PREFERRED SHARES (01864V401)

SERIES TH AUCTION PREFERRED SHARES: (01864V500)

AT 98.75% OF THE LIQUIDATION PREFERENCE

OF $25,000 PER SHARE (OR $24,687.50 PER SHARE), PLUS ANY UNPAID DIVIDENDS ACCRUED THROUGH THE TERMINATION DATE

November 9, 2018

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

We have been appointed to act as the Depositary (as defined in the Offer to Purchase (as defined below)) in connection with the offer by AllianceBernstein National Municipal Income Fund, Inc. (the “Fund”), a Maryland corporation registered under the Investment Company Act of 1940, as amended, to purchase for cash up to 100% of the Fund’s Auction Preferred Shares, Series M, Series T, Series W and Series TH, par value $0.001 per share (the “Auction Preferred Stock”), at 98.75% of the liquidation preference of $25,000 per share (or $24,687.50 per share), plus any unpaid dividends accrued until 5:00 p.m., New York City time, on December 13, 2018, or such later date to which the Offer is extended, upon the terms and subject to the conditions set forth in the Fund’s offer to purchase dated November 9, 2018 (the “Offer to Purchase”) and the related letter of transmittal (the “Letter of Transmittal” which, together with the Offer to Purchase, as each may be amended and supplemented from time to time, constitute the “Offer”).

We are asking you to contact your clients for whom you hold Auction Preferred Stock registered in your name (or in the name of your nominee) or who hold Auction Preferred Stock registered in their own names. Please bring the Offer to their attention as promptly as possible.

For your information and for forwarding to your clients, we are enclosing the following documents:

1. The Offer to Purchase;

2. The Letter of Transmittal for your use and for the information of your clients;

3. Notice of Guaranteed Delivery to be used to accept the Offer if the Auction Preferred Stock and all other required documents cannot be delivered to the Depositary by the Termination Date (as defined below); and

4. A form of letter which may be sent to your clients for whose accounts you hold Auction Preferred Stock registered in your name (or in the name of your nominee), with space provided for obtaining such clients’ instructions with regard to the Offer.

A Notice of Withdrawal to be used to withdraw previously tendered Auction Preferred Stock will be provided, upon request, by Georgeson Inc., the information agent for the Offer (the “Information Agent”), at (866) 431-2096.

Your prompt action is requested. We urge you to contact your clients as promptly as possible. THE FUND’S OFFER AND WITHDRAWAL RIGHTS TERMINATE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 13, 2018, OR SUCH LATER DATE TO WHICH THE OFFER IS EXTENDED (THE “TERMINATION DATE”).

The Offer is not being made to, nor will the Fund accept tenders from, holders of Auction Preferred Stock in any jurisdiction in which the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

The Fund will not pay any fees or commissions to any broker, dealer or other person (other than the Information Agent or the Depositary) for soliciting tenders of Auction Preferred Stock pursuant to the Offer. The Fund will, however, upon request, reimburse you for reasonable and necessary costs and expenses incurred by you in forwarding any of the enclosed materials to your clients. The Fund will pay all stock transfer taxes applicable to its purchase of Auction Preferred Stock pursuant to the Offer, except as otherwise provided in the Offer to Purchase. However, backup withholding may be required unless either an exemption is proved or the required taxpayer identification information and certifications are provided. See Section 3 (Procedures for Tendering Auction Preferred Stock) of the Offer to Purchase.

In order to accept the Offer, all required documents should be received by the Depositary by 5:00 p.m., New York City time, on December 13, 2018.

In order to facilitate the Offer and any auctions for Auction Preferred Stock that may remain outstanding after the Offer is completed, when you tender Auction Preferred Stock on behalf of your clients you will need to provide additional contact information for your auction department and/or the broker-dealer who submits auction instructions for the Auction Preferred Stock on your behalf. Should you be unable to provide this contact information, the Fund, in its sole discretion, may waive this requirement. Please contact the Information Agent at (866) 431-2096 with any questions.

Neither the Fund nor the Fund’s Board of Directors makes any recommendation to any holder of Auction Preferred Stock as to whether to tender all or any of such holder’s shares of Auction Preferred Stock.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent at the addresses and telephone number set forth on the back cover of the Offer to Purchase.

Very truly yours,

The Bank of New York Mellon,

as Depositary

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL MAKE YOU AN AGENT OF THE FUND, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE MATERIALS ENCLOSED HEREWITH AND THE STATEMENTS SPECIFICALLY SET FORTH IN SUCH MATERIALS.